                                                                     EXHIBIT 4.1



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                                                                  EXECUTION COPY


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                               WARRANT AGREEMENT

                                    between

                              PSF HOLDINGS, L.L.C.

                                      and

                              FLEET NATIONAL BANK

                                                                as Warrant Agent

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                                                  Dated as of September 17, 1996


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

                                                        TABLEE OF CONTENTS

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ARTICLE 1 - DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2 - ISSUANCE OF WARRANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.1.    Initial Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.2.    Initial Unit Amount  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.3.    Form of Warrant Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.4.    Execution of Warrant Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .  4
         2.5.    Countersignature of Warrant Certificates . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 3 - EXERCISE PERIOD . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

ARTICLE 4 - EXERCISE PRICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6

ARTICLE 5 - EXERCISE OF WARRANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         5.1.    Manner of Exercise . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         5.2.    Cashless Exercise in the Event of Cash Tender Offer. . . . . . . . . . . . . . . . . .  6
         5.3.    When Exercise Effective  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
         5.4.    Delivery of Certificates, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         5.5.    Fractional Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE 6 - ADJUSTMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
         6.1.    Adjustment of Exercise Price and the Number of Units of Interests  . . . . . . . . . .  7
         6.2.    Interest-Splits, Combinations, etc . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         6.3.    Certain Combinations, Mergers, etc . . . . . . . . . . . . . . . . . . . . . . . . . .  8
         6.4.    Issuance of Options or Convertible Securities  . . . . . . . . . . . . . . . . . . . .  8
         6.5.    Issuance of Additional Units for less than Fair Value.   . . . . . . . . . . . . . . . 10
         6.6.    Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         6.7.    Certain Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         6.8.    Consideration Received . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
         6.9.    Deferral of Certain Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
         6.10.   Changes in Options and Convertible Securities  . . . . . . . . . . . . . . . . . . . . 11
         6.11.   Expiration of Options and Convertible Securities . . . . . . . . . . . . . . . . . . . 11
         6.12.   Other Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         6.13.   Calculation to Nearest Cent and One-hundredth of Unit  . . . . . . . . . . . . . . . . 12
         6.14.   No Change in Warrant Terms on Adjustment . . . . . . . . . . . . . . . . . . . . . . . 12
         6.15.   Substantively Equivalent Actions Requiring Adjustment  . . . . . . . . . . . . . . . . 12

ARTICLE 7 - CONSOLIDATION, MERGER, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
         7.1.    Cancellation of Warrants upon Sale of the Company  . . . . . . . . . . . . . . . . . . 12
         7.2.    Assumption of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 8 - NO DILUTION OR IMPAIRMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13

ARTICLE 9 - NOTICE OF ADJUSTMENTS; REPORTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         9.1.    Notice of Adjustment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
         9.2.    Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

ARTICLE 10 - NOTIFICATION OF CERTAIN EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15





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
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         10.1.   Corporate Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
         10.2.   Available Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

ARTICLE 11 - COMPLIANCE WITH LAW  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 12 - PAYMENT OF TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 13 - LOSS OR MUTILATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

ARTICLE 14 - WARRANT REGISTRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         14.1.   Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         14.2.   Transfer or Exchange . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
         14.3.   Valid and Enforceable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         14.4.   Endorsement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         14.5.   No Service Charge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         14.6.   Cancellation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE 15 - WARRANT AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         15.1.   Obligations Binding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         15.2.   No Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         15.3.   Instructions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         15.4.   Agents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         15.5.   Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         15.6.   Agent Only . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
         15.7.   Right to Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         15.8.   Compensation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         15.9.   Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         15.10.  No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         15.11.  Resignation; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
         15.12.  Change of Warrant Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
         15.13.  Successor Warrant Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE 16 - REMEDIES, ETC. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         16.1.   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         16.2.   Warrant Holder Not Deemed a Member . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         16.3.   Right of Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE 17 - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         17.1.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
         17.2.   Reservation and Authorization of Units; Registration with or Approval of any Governmental Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
         17.3.   Governing Law and Consent to Forum . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         17.4.   Benefits of this Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         17.5.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
         17.6.   Agreement of Holders of Warrant Certificates . . . . . . . . . . . . . . . . . . . . . 25
         17.7.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         17.8.   Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         17.9.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
         17.10.  Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25





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                                                                            Page
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         EXHIBITS AND SCHEDULES

Exhibit A:  Form of Warrant Certificate
         Schedule 2.1:    Schedule of Warrants

                               WARRANT AGREEMENT


         THIS WARRANT AGREEMENT, is made and entered into as of September 17, 1996 (the "Agreement"), by and between PSF Holdings, L.L.C., a Delaware limited liability company (the "Company"), and Fleet National Bank, a national banking association, as Warrant Agent (the "Warrant Agent").

                                  WITNESSETH:

         WHEREAS, in connection with the financial restructuring of certain predecessors in interest of the Company pursuant to the joint plan of reorganization of PSF Finance L.P. and affiliated entities confirmed by order of the United States Bankruptcy Court for the District of Delaware entered September 6, 1996 (the "Plan"), the Company proposes to issue warrants which, in the aggregate, are exercisable to purchase up to 2,048,192 Units (as defined below), subject to adjustment as provided herein (the "Warrants").

         WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to act, in connection with the issuance, transfer, exchange, replacement and exercise of the Warrant Certificates and other matters as provided herein; and

         WHEREAS, the Company desires to enter into this Agreement to set forth the terms and conditions of the Warrants and the rights of the holders thereof;

         NOW, THEREFORE, in consideration of the foregoing premises and of the mutual agreements set forth herein, and for the benefit of the Warrant holders, the Company and the Warrant Agent hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         As used herein, the terms set forth below shall have the respective meanings set forth below. Capitalized terms used in this Agreement and not defined herein shall have the respective meanings provided in the LLC Agreement.

         "Additional Units" means any Units issued or sold by the Company after the date hereof, other than (i) Units issued upon exercise of the Warrants and
(ii) Units issued in connection with any employee or director incentive plan.

         "Agreement" means this Warrant Agreement, as the same may be amended or modified from time to time hereafter.

         "Bankruptcy Code"  means Title 11, United States Code.

         "Bankruptcy Court" means the United States Bankruptcy Court for the District of Delaware.

         "Business Day" or "Business Date" means any day other than a Saturday or a Sunday or a day on which commercial banking institutions in New York City, New York are authorized or required by law to be closed; provided that any reference in this Agreement to "days" (unless Business Days are specified) shall mean calendar days.

         "Commission" means the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act or the Exchange Act, whichever is the relevant statute for the particular purpose.

         "Company" means PSF Holdings, L.L.C., a Delaware limited liability company.

         "Convertible Securities" shall have the meaning provided in Section
6.4 hereof.

         "Distribution" shall have the meaning provided in Section 6.4 hereof.

         "Effective Date" has the meaning provided in the Plan.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include a reference to the comparable section, if any, of any such successor Federal statute.

         "Exercise Period" has the meaning provided in Article 3.

         "Exercise Price" has the meaning provided in Article 4.

         "Fair Value" means fair market value, as determined by an Investment Banker; provided, however, that in the case of determinations under Section 5.5 "Fair Value" shall be determined by the Members acting in good faith.

         "Holders" means the registered holders of the Warrants from time to time.

         "Investment Banker" means an independent investment banking firm not regularly retained by the Company of recognized national standing which is (i) selected by the Company and (ii) reasonably acceptable to the Majority Holders.

         "LLC Agreement" means the amended and restated limited liability company agreement of the Company dated as of September 17, 1996, as from time to time in effect.

         "Majority Holders" means the holders of Warrants exercisable for in excess of 50% of the aggregate number of Units then purchasable upon exercise of all Warrants then outstanding.

         "MS Member" means Morgan Stanley Group, Inc. or any Affiliate of Morgan Stanley Group, Inc. (other than Premium Holdings Corp.)

         "Non-Sale Transaction" shall have the meaning provided in Section 6.3 hereof.

         "Options" shall have the meaning provided in Section 6.4 hereof.

         "Original Issue Date" has the meaning provided in Section 2.1.

         "Plan" shall have the meaning provided in the recitals to this Agreement.

         "Public Offering" means any offering of Units to the public pursuant to an effective registration statement under the Securities Act.

         "Sale Transaction" means a transaction or series of related transactions which, whether by consolidation, merger, business combination, reorganization or sale of all or substantially all of the assets of the Company (or of a successor to the Company pursuant to Section 6.3), effects a sale of the Company (or of such successor to the Company) to a third party; provided that a consolidation, merger, business combination, reorganization or sale of all or substantially all assets shall be deemed to effect a sale of the Company (or such successor to the Company) if 25% or less of the aggregate consideration received by holders of Units with respect to their Units (or, in the case of any such successor to the Company, of holders of equity interests in the Company with respect to such interests) in connection with such transaction or transactions consists of equity securities of the surviving entity in the case of a consolidation, merger, business combination or reorganization, or of the transferee in the case of a sale of all or substantially all assets.

         "Securities Act" means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be amended and in effect at the time. Reference to a particular section of the Securities Act of 1933, as amended, shall include a reference to the comparable section, if any, of any such successor Federal statute.

         "Warrant Agent" means Fleet National Bank, and its successors appointed pursuant to Article 16 hereof.

         "Warrant Certificates" has the meaning provided in Section 2.3 and shall include any Warrant Certificate issued upon partial exercise of the Warrants represented by a Warrant Certificate.

         "Warrants" means the Warrants issued hereunder to purchase up to an aggregate of 2,048,192 Units, subject to adjustment as provided herein, and shall include any Warrants issued upon transfer of any such Warrants.

                                   ARTICLE 2

                             ISSUANCE OF WARRANTS

        2.1. Initial Issuance. On the date hereof (the "Original Issue Date"), which is also the Effective Date, the Company shall, pursuant to the Plan, deliver (i) to Premium Holdings Corp. and certain of its shareholders, as reflected on Schedule 2.1, certificates representing Warrants to purchase an aggregate of 532,530 Units; (ii) to PSF Finance Holdings, Inc., a certificate representing Warrants to purchase 1,495,180 Units; and (iii) to Collings Farm, Inc., a certificate representing Warrants to purchase 20,482 Units, in each case subject to adjustment as provided herein.

        2.2.     Initial Unit Amount.   The number of Units purchasable upon
exercise of the Warrants shall initially be one Unit per Warrant, subject to adjustment from and after the Original Issue Date as provided in Article 6 hereof.

        2.3. Form of Warrant Certificates. The certificates evidencing the Warrants (the "Warrant Certificates") shall be evidenced by certificates substantially in the form attached hereto as Exhibit A. Each Warrant Certificate shall be dated as of the date on which it is countersigned by the Warrant Agent, which shall be on the Original Issue Date or, in the event of a division, exchange, substitution or transfer of any of the Warrants, on the date of such event. The Warrant Certificate may have such further legends and endorsements stamped, printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation pursuant thereto or with any rule or regulation of any securities exchange on which the Warrants may be listed.

        2.4. Execution of Warrant Certificates. Warrant Certificates shall be executed on behalf of the Company by its Chief Executive Officer, President, any Vice President, its Treasurer, or its Secretary, or by any other officer of the Company duly authorized by the members to perform such function, in each case, either manually or by facsimile signature printed thereon. In case any such officer of the Company whose signature shall have been placed upon any Warrant Certificate shall cease to be such before countersignature by the Warrant Agent or issuance and delivery thereof, such Warrant Certificate nevertheless may be countersigned by the Warrant Agent and issued and delivered with the same force and effect as though such Person had not ceased to be such a duly authorized officer of the Company.

        2.5. Countersignature of Warrant Certificates. Warrant Certificates shall be manually countersigned by an authorized signatory of the Warrant Agent and shall not be valid for any purpose unless so countersigned. Such manual countersignature shall constitute conclusive evidence of such authorization. The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 2.5, and deliver any new Warrant Certificates, as directed by the Company pursuant to Section 2.1 and as and when required pursuant to the provisions of Articles 5, 13 and 14. Each
Warrant Certificate shall, when manually countersigned by an authorized signatory of the Warrant Agent, entitle the registered holder thereof to exercise the rights as the holder of the number of Warrants set forth thereon (subject to the adjustments provided herein), subject to the provisions of this Agreement.

                                   ARTICLE 3

                                EXERCISE PERIOD

         Each Warrant shall entitle the Holder thereof to purchase from the Company one Unit (subject to the adjustments provided herein) (i) in the case of a Holder which is not a MS Member, at any time during the ten year period that commences on the Original Issue Date, and that terminates at 5:00 p.m., New York City time on the first Business Day after the tenth anniversary of the Original Issue Date (the "Termination Date") and (ii) in the case of any Holder which is a MS Member, at any time during the period that commences on January 1, 2000 and that terminates on the Termination Date, in each case, subject to earlier cancellation of the Warrants as provided in Section 7.1 hereof (the "Exercise Period"); provided that notwithstanding the foregoing, until the Termination Date, the MS Members shall have the right to exercise the Warrants in accordance with the provisions hereof in connection with, and immediately prior to the consummation of, any (i) Sale Transaction, (ii) Non-Sale Transaction or (iii) event which would cause an adjustment to the number of Units purchasable upon the exercise of the Warrants or the Exercise Price under
Article 6, unless, in the case of clause (ii) or (iii) above, by exercising such Warrants, compliance with the Investment Company Act of 1940 would become materially more burdensome to such MS Member or any of its Affiliates.

                                   ARTICLE 4

                                EXERCISE PRICES

          The Exercise Price for the Warrants shall be $45.00 per Unit (subject to adjustment pursuant to Article 6 hereof).





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                                   ARTICLE 5

                              EXERCISE OF WARRANTS

        5.1. Manner of Exercise. Subject to Article 3, a Warrant represented by a Warrant Certificate may be exercised by the registered holder thereof during normal business hours on any Business Day, by surrendering such Warrant Certificate, with the subscription form set forth therein duly executed by such holder, by hand or by mail at the office of the Warrant Agent as provided in
Section 17.1 or, if such exercise shall be in connection with an underwritten Public Offering, at the location designated by the Company. Such Warrant Certificate shall be accompanied by payment in respect of each Warrant that is exercised, which shall be made by certified or official bank or bank cashier's check payable in United States currency to the order of the Company. Such payment shall be in an amount equal to the product of the number of Units (subject to adjustment as provided herein) designated in such subscription form multiplied by the original Exercise Price (subject to adjustment as provided herein). Upon such surrender and payment, such holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable Units determined as provided in Articles 2 and 3, and as and if adjusted pursuant to Article 6.

        5.2. Cashless Exercise in the Event of Cash Tender Offer. Notwithstanding the foregoing Section 5.1, cashless exercise shall be permitted by all Holders in the event that a cash tender offer is made for all Units and the Warrant Holder commits to tender; and in the case of such a cash tender offer, each tendering Warrant Holder shall be entitled to receive, upon the consummation thereof, an amount equal to the excess, if any, of the cash consideration per Unit over the then applicable Exercise Price per Unit, in each case, multiplied by the number of Units which the Holder would be entitled to receive with respect to its tendered Warrants.

        5.3. When Exercise Effective. Each exercise of any Warrant pursuant to Section 5.1 shall be deemed to have been effected immediately prior to the close of business on the Business Day on which the Warrant Certificate representing such Warrant, duly executed, with accompanying payment shall have been delivered as provided in Section 5.1, and at such time the Person or Persons in whose name or names the certificate or certificates for Units shall be issuable upon such exercise as provided in Section 5.4 shall be deemed to have become the holder or holders of record thereof.

        5.4. Delivery of Certificates, etc. (a) As promptly as practicable after the exercise of any Warrant, and in any event within five Business Days thereafter (or, if such exercise is in connection with an underwritten Public Offering, concurrently with such exercise), the Company at its expense (other than as to payment of transfer taxes which will be paid by the holder) will cause the Warrant Agent to provide and deliver to such holder, or as such holder may otherwise direct in writing (subject to Article 14),

                 (i) an amended LLC Agreement evidencing the membership interests in the Company after giving effect to such exercise, and

                 (ii) if less than all the Warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate or Certificates of the same tenor and for the aggregate number of Warrants that were not exercised, executed and countersigned in accordance with Sections
         2.4 and 2.5.

         (b) The Warrant Agent shall countersign any new Warrant Certificate, register it in such name or names as may be directed in writing by such holder, and shall deliver it to the person entitled to receive the same in accordance with this Section 5.4. The Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrant Certificates executed on behalf of the Company for such purpose.

        5.5. Fractional Units. No fractional Units shall be issued upon any exercise of Warrants. If more than one Warrant Certificate shall be delivered for exercise at one time by the same holder, the number of full Units that shall be issuable upon exercise shall be computed on the basis of the aggregate number of Warrants exercised. As to any fraction of a Unit, the Company shall pay a cash adjustment in respect thereto in an amount equal to the product of (x) the Fair Value per Unit as of the Business Day next preceding the date of such exercise multiplied by (y) such fraction of a Unit.

                                   ARTICLE 6

                                  ADJUSTMENTS

        6.1. Adjustment of Exercise Price and the Number of Units of Interests. The number of Units purchasable upon the exercise of Warrants and the Exercise Price shall be subject to adjustment from time to time as follows:

        6.2. Interest-Splits, Combinations, etc. In case the Company shall hereafter (A) make a distribution of Units on Units, (B) subdivide its outstanding Units, (C) combine outstanding Units into a smaller number of Units, or (D) issue by reclassification of Units any other class of units of limited liability membership interests in the Company, the number of Units for which Warrants may be exercised in effect immediately prior to (i) the record date, in the case of a distribution, and (ii) the date of such action in the case of a subdivision, combination or issuance, shall be adjusted so that the Holder of any Warrant thereafter exercised shall be entitled to receive the number of Units (or number of units of such other class) which such Holder would have owned immediately following such action had such Warrant been exercised immediately prior thereto. In such event, the Exercise Price per Unit shall also be increased or decreased, as necessary, such that the aggregate Exercise Price payable for the Units as so adjusted shall equal the aggregate Exercise Price payable for the Units prior to such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after (i) the record date, in the case of a distribution, or (ii) the effective date of any such subdivision, combination or issuance. If, as a result of any adjustment made pursuant to this paragraph, the Holder of any Warrant thereafter exercised shall become entitled to receive units of limited liability membership interests in two or more classes of limited liability membership interests in the Company, an Investment Banker shall determine the allocation of the adjusted Exercise Price between or among such units of such classes of such membership interests in the Company.

        6.3.      Certain Combinations, Mergers, etc.   Other than in the case
of a Sale Transaction (as provided in Section 7.1), in the event of any consolidation or merger of the Company with or into another entity (other than a merger in which the Company is the continuing entity and which does not result in any reclassification or change of the then outstanding Units) or of a transfer of all or substantially all of the assets of the Company (any such consolidation, merger, transfer or sale which does not constitute a Sale Transaction being hereinafter referred to as a "Non-Sale Transaction"), in each case, as a condition of such Non-Sale Transaction, the Company or such successor or transferee entity, as the case may be, shall forthwith make lawful and adequate provision whereby the Holder of each Warrant then outstanding shall have the right thereafter to receive on exercise of such Warrant the kind and amount of equity interests, other securities and property receivable upon such consolidation or merger by a holder of Units immediately prior to such Non-Sale Transaction. Such provisions shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 6. The above provisions of this Section 6.3 shall similarly apply to successive consolidations, mergers or transfers of all or substantially all of the Company's assets which are Non-Sale Transactions.

        6.4. Issuance of Options or Convertible Securities. In the event the Company shall, at any time or from time to time after the date hereof, issue, sell, distribute or fix a record date for the determination of holders of any class of securities entitled to receive, or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, Additional Units or any securities convertible into or exchangeable for Additional Units (any such rights, warrants or options being herein called "Options" and any such convertible or exchangeable securities being herein called "Convertible Securities") or any Convertible Securities (other than upon exercise of any Options), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and the price per Unit at which the Units are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (i) the aggregate amount, if any, received or receivable by the Company as consideration for the issuance, sale, distribution or granting of such Options or any such Convertible Security, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options or the conversion of such Convertible Securities, by (ii) the total maximum number of Units issuable upon the exercise of all such Options or the conversion of such Convertible Securities) shall be less than the Fair

Value per Unit on either (i) the record date, in the case of a distribution of such Options or Convertible Securities to Holders of any class of securities, or (ii) the actual date, in the case of an issuance, sale, distribution or granting of such Options or Convertible Securities to Persons other than Holders of any class of securities (either case being herein called a "Distribution") then, effective upon (i) the record date, in the case of a Distribution to holders of any class of securities or (ii) the date of Distribution in the case of any other Distribution, the Exercise Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying the Exercise Price in effect immediately prior to such Distribution by a fraction, (x) the numerator of which shall be the sum of (i) number of Units outstanding immediately prior to such Distribution multiplied by the Fair Value per Unit on the record date or the actual date of such Distribution, as the case may be, plus (ii) the consideration, if any, received by the Company upon such Distribution, and (y) the denominator of which shall be the product of (A) the total number of Units outstanding immediately after such Distribution multiplied by (B) the Fair Value per Unit on the record date or actual date of such Distribution, as the case may be. For purposes of the foregoing, the total maximum number of Units issuable upon exercise of all such Options or upon the conversion or exchange of all such Convertible Securities or upon the conversion or exchange of the total maximum amount of the Convertible Securities issuable upon the exercise of all such Options shall be deemed to have been issued as of the record date or actual date of such Distribution, as the case may be, and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration therefor such price per Unit, determined as provided above. Except as provided in Section 6.10, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of the Convertible Securities or upon conversion of exchange of the Convertible Securities issuable upon the exercise of any such Options.

        6.5. Issuance of Additional Units for less than Fair Value. In the event that the Company at any time from and after the date hereof shall issue or sell Additional Units without consideration or for consideration in an amount per Additional Unit which is less than the Fair Value per Unit, then, and in each such case, the Exercise Price shall be reduced, concurrently with such issue or sale, to a price determined by multiplying such current Exercise Price by a fraction (x) the numerator of which shall be the sum of (i) the number of Units outstanding immediately prior to such issue or sale multiplied by the Fair Value per Unit on the date of such issue or sale plus (ii) the aggregate consideration, if any, received by the Company upon such issue or sale and (y) the denominator of which shall be the product of (A) the total number of Units outstanding after such issue or sale multiplied by (B) the Fair Value per Unit on the date of such issue or sale; provided that any Additional Units issued in a Public Offering shall be deemed to have been issued for Fair Value for purposes hereof; and provided further, that any Additional Units issued upon exercise or conversion of any Options or Convertible Securities provided under
Section 6.4 hereof shall not be the subject of any further adjustment under this
Section 6.5.

         6.6. Distributions. In the event the Company shall, at any time or from time to time after the date hereof, take a record of the holders of its Units for the purpose of entitling them to receive a dividend or other distribution of cash, evidences of its indebtedness, other securities or other property (other than Options or Convertible Securities, which are provided for above), or any options, warrants or other rights to subscribe for or purchase any of the foregoing, then the Exercise Price in effect as of a date immediately prior to the record date shall be reduced, effective as of the close of business on such record date, to a price (calculated to the nearest cent) determined by multiplying the Exercise Price in effect prior to such adjustment by a fraction, the numerator of which shall be the Fair Value per Unit on the record date for such distribution minus the Fair Value of the dividend or distribution applicable to one Unit and the denominator of which shall be the Fair Value per Unit on the record date for such dividend or other distribution.

         6.7. Certain Distributions. If the Company shall make any distribution payable in Options or Convertible Securities, then, for purposes of the foregoing, such Options or Convertible Securities shall be deemed to have been issued or sold without consideration.

         6.8. Consideration Received. If any Units, Options or Convertible Securities shall be issued, sold or distributed for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the then Fair Value of such consideration. If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration; provided, however, that, if such Options have an exercise price equal to or greater than the Fair Value of the Units on the date of issuance of such Options, then such Options shall be deemed to have been issued for consideration equal to such exercise price.

         6.9. Deferral of Certain Adjustments. No adjustment to the Exercise Price (including the related adjustment to the number of Units purchasable upon the exercise of each Warrant) shall be required hereunder unless such adjustment, together with other adjustments carried forward as provided below, would result in an increase or decrease of at least 1% of the Exercise Price; provided that any adjustments which by reason of this Section
6.9 are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         6.10. Changes in Options and Convertible Securities. If the exercise price provided for any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Units shall change at any time (other than by reason of provisions designed to protect against dilution upon an event which results in an equivalent, related adjustment pursuant to this Article 6), the Exercise Price then in effect and the number of Units purchasable upon the exercise of each Warrant shall forthwith be readjusted (effective only with respect to any exercise of the Warrant after such readjustment) to the Exercise Price and number of Units so purchasable that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Options or Convertible Securities been made based upon such changed Exercise Price, additional consideration or conversion rate, as the case may be, but only with respect to such Options and Convertible Securities as then remain outstanding.

         6.11. Expiration of Options and Convertible Securities. If, at any time after any adjustment to the number of Units purchasable upon the exercise of each Warrant shall have been made pursuant to any of Sections 6.4 or 6.10 or this Section 6.11, any Options or Convertible Securities shall have expired unexercised, the number of such Units so purchasable upon the exercise of any unexercised Warrants shall, upon such expiration, be readjusted and shall thereafter be such as they would have been had they been originally adjusted (or had the original adjustment not been required, as the case may be) as if
(i) the only Units deemed to have been issued in connection with such Options or Convertible Securities were the Units, if any, actually issued or sold upon the exercise of such Options or Convertible Securities and (ii) such Units, if any, were issued or sold for the consideration actually received by the Company upon such exercise plus the aggregate consideration, if any, actually received by the Company for the issuance, sale, distribution or granting of all such Options or Convertible Securities, whether or not exercised; provided that no such readjustment shall have the effect of decreasing the number of such Units so purchasable by an amount (calculated by adjusting such decrease to account for all other adjustments made pursuant to this Article 6 following the date of the original adjustment referred to above) in excess of the amount of the adjustment initially made in respect of the issuance, sale, distribution or granting of such Options or Convertible Securities.

         6.12. Other Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Article 6, the Holders shall become entitled to receive any securities of the Company other than Units, thereafter the number of such other securities so receivable upon exercise of the Warrants and the Exercise Price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Units contained in this
Article 6.

         6.13. Calculation to Nearest Cent and One-hundredth of Unit. All calculations under this Article 6 shall be made to the nearest cent or to the nearest one-hundredth of a Unit, as the case may be.

         6.14. No Change in Warrant Terms on Adjustment. Irrespective of any adjustment in the Exercise Price or the number of Units (or any inclusion of Options or Convertible Securities) issuable upon exercise, Warrants theretofore or thereafter issued may continue to express the same prices and number of Units as are stated in the similar Warrants issued on the Original

Issue Date, and the Exercise Price and such number of Units issuable upon exercise provided thereon shall be deemed to have been so adjusted.

         6.15. Substantively Equivalent Actions Requiring Adjustment. If at any time the Company shall take any action with respect to the Units which is the substantive equivalent of a transaction which would require an adjustment under this Article 6, but which is not, by its literal terms, covered in any of the foregoing Sections 6.1 through 6.14, then, notwithstanding the failure of this Article 6 to expressly describe such transaction, the number of Units for which the Warrants are exercisable and/or the Exercise Price shall be adjusted in the same manner as would be required for a transaction which is provided for in this Article 6 and which is the substantive equivalent of such transaction.

                                   ARTICLE 7

                          CONSOLIDATION, MERGER, ETC.

         7.1. Cancellation of Warrants upon Sale of the Company. Notwithstanding any other provision of this Agreement, including, without limitation, Article 3 or Section 6.3 hereof, in the event of a Sale Transaction, then any Warrants which are not exercised prior to, or in connection with, the consummation of such Sale Transaction shall be canceled upon the consummation of such transaction, and the holders of such canceled Warrants shall not be entitled to receive any property with respect to their canceled Warrants.

         7.2. Assumption of Obligations. The Company will not effect a merger, consolidation or sale of all or substantially all of its assets, other than a Sale Transaction, unless, prior to the consummation of such Non-Sale Transaction, each Person (other than the Company) which may be required to deliver any securities, cash or other property upon the exercise of the Warrants as provided herein assumes, by written instrument delivered to the Warrant Agent, with a copy delivered to each Holder, the obligations of the Company under this Warrant Agreement and under each of the Warrants, including, without limitation, the obligation to deliver such securities, cash or property as may be required pursuant to Article 6 hereof.

                                   ARTICLE 8

                           NO DILUTION OR IMPAIRMENT

         The Company will not, by amendment of the LLC Agreement or through any consolidation, merger, reorganization, transfer of assets, dissolution, issuance or sale of securities or any other voluntary action or omission, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any of the Warrants issued hereunder, but will at all times in good faith observe and perform all such terms and take all such action as may be necessary or appropriate in order to protect the rights of each holder of a Warrant against dilution or other impairment of the kind provided herein; provided, however, that, subject to compliance with the applicable provisions of this Agreement, the Company shall not be prohibited by this Article 8 or by any provision of this Agreement from making decisions providing for, inter alia, any Sale Transaction or any other transaction which, in the judgment of the members, is in the best interests of the Company and its members. Without limiting the generality of the foregoing, the Company (a) will take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Units upon the exercise of all of the Warrants from time to time outstanding, (b) will not take any action that results in any adjustment of the Units upon exercise of the Warrants if the total number of Units issuable after the action upon the exercise of all of the Warrants would exceed the total number of Units then authorized to be issued by the LLC Agreement to the extent that the authorization of such issuance is required to be so authorized, (c) will not issue any class of membership interests that is preferred as to the distribution of assets upon voluntary or involuntary dissolution, liquidation or winding-up, unless such stock is sold for a cash consideration at least equal to the amount of such preference upon voluntary or involuntary dissolution, liquidation or winding-up and (d) use its best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Agreement.

                                   ARTICLE 9

                         NOTICE OF ADJUSTMENTS; REPORTS

         9.1. Notice of Adjustment. Whenever the number of Units or other interest or property issuable upon the exercise of each Warrant or the Exercise Price is adjusted, as herein provided, the Company shall cause the Warrant Agent promptly to mail by first class mail, postage prepaid, to each Holder, and shall deliver to the Warrant Agent, a certificate of a firm of independent public accountants selected by the Members (which may be the regular accountants employed by the Company) setting forth the number of Units or other securities issuable upon the exercise of each Warrant or the Exercise Price after such adjustment, as applicable, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made (including a description of the basis on which Fair

Value was determined, if applicable). The Warrant Agent shall be entitled to rely on such certificate and shall be under no duty or responsibility with respect to any such certificate, except to exhibit the same from time to time to any Holder desiring an inspection thereof during reasonable business hours. The Warrant Agent shall not at any time be under any duty or responsibility to any Holders to determine whether any facts exist that may require any adjustment of the number of Units (or other securities) issuable on exercise of the Warrants or of the Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making such adjustment or the validity or value (of the kind or amount) of any Units or other securities or any property which may be issuable on exercise of the Warrants or which may be relevant to the determination of any such adjustment. The Warrant Agent shall not be responsible for any failure of the Company to make any payment or to issue, transfer or deliver any Units or to deliver any documents or information or other interests or property upon the exercise of any Warrant.

         9.2. Reports. In each case of any adjustment or readjustment in the Units issuable upon the exercise of the Warrants, the Company at its expense will promptly compute such adjustment or readjustment after giving effect to such, in accordance with the terms of this Agreement and shall prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based. The Company will forthwith mail a copy of each such report to the Warrant Agent, which shall promptly mail a copy to each Holder. The Warrant Agent will cause the same to be available for inspection at its office at the address provided under Section 17.1 during normal business hours by any holder of a Warrant or any prospective purchaser of a Warrant designated by the holder thereof.

                                   ARTICLE 10

                         NOTIFICATION OF CERTAIN EVENTS

         10.1.   Corporate Action.  In the event of:

         (a) any taking by the Company of a record of the holders of Units for the purpose of determining the holders thereof who are entitled to receive any distribution of any kind, or any right to subscribe for, purchase or otherwise acquire any units of interest of any class or any other securities or property, or to receive any other right or interest of any kind; or

         (b) (i) any capital reorganization of the Company, (ii) any reclassification of the Units, (iii) any Non-Sale Transaction, (iv) any Sale Transaction, or (v) an exchange offer for Units; or

         (c) the voluntary or involuntary dissolution, liquidation, or winding up of the Company, the Company shall cause to be filed with the Warrant Agent and mailed to each Holder a notice specifying (x) the date or expected date on which any such record is to be taken for the purpose of such distribution, rights, event, transaction or amendment (or vote thereon) and the amount and character of any such distribution, exchange, rights, or vote, or, if a record is not to be taken, the date as of which the record holders of Units entitled to such dividend, distribution, exchange or rights are to be determined, and the amount and character of such dividend, distribution or rights, or (y) the date or expected date on which any such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up is expected to become effective, and the time, if any such time is to be fixed, as of which record holders of Units shall be entitled to exchange their Units for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, sale, transfer, exchange offer, dissolution, liquidation or winding up and in the case of a Sale Transaction, the fact that such transaction will result in the cancellation of the Warrants. Such notice shall be delivered not less than 20 days prior to such date therein provided, in the case of any such date referred to in clause (x) of the preceding sentence, and not less than 30 days prior to such date therein provided, in the case of any such date referred to in clause (y) of the preceding sentence. Failure to give such notice within the time provided or any defect therein shall not affect the legality or validity of any such action.

         10.2. Available Information. The Company shall promptly file with the Warrant Agent, which shall deliver to the Holders, copies of its annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that the Company is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. If the Company is not required to make such filings, the Company shall promptly deliver to the Warrant Agent, which shall deliver to the Holders, copies of its audited annual financial statements, its quarterly financial statements and any other reports and financial statements that are provided to any holders of equity or debt securities of the Company (other than bank debt) in their capacity as holders of such securities.

                                   ARTICLE 11

                              COMPLIANCE WITH LAW

         The Company will use its best efforts, at its expense and on a continual basis, to assure that all Units that may be issued upon exercise of Warrants may be so issued and delivered without violation of any Federal or state securities law or regulation, or any other law or regulation applicable to the Company or any of its subsidiaries; provided that with respect to any such exercise involving a sale or transfer of Warrants or any such securities issuable upon such exercise, the Company shall have no obligation to register such Warrants or securities except as provided in any registration agreement in effect for the benefit of such Holders.

                                   ARTICLE 12

                                PAYMENT OF TAXES

         The Company will pay any and all documentary stamp or similar issue taxes payable to the United States of America or any State, or any political subdivision or taxing authority thereof or therein, in respect of the issuance or delivery of Units on exercise of Warrants; provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer of a Warrant or any transfer involved in the issuance and delivery of Units in a name other than that of the Holder of the Warrants to be exercised, and no such issuance or delivery shall be made unless and until the person requesting such issuance has paid to the Company the amount of any such tax or has established, to the reasonable satisfaction of the Company, that such tax has been paid.

                                   ARTICLE 13

                               LOSS OR MUTILATION

         Upon receipt by the Company and the Warrant Agent of evidence reasonably satisfactory to them of the ownership of and the loss, theft, destruction or mutilation of any Warrant Certificate and of an indemnity bond reasonably satisfactory to them in form or amount, or (in the case of mutilation) upon surrender and cancellation thereof, then, in the absence of notice to the Company or the Warrant Agent that the Warrants represented thereby have been acquired by a bona fide purchaser, the Company shall execute and deliver to the Warrant Agent and, upon the Company's request, an authorized signatory of the Warrant Agent shall manually countersign and deliver, to the Holder of the lost, stolen, destroyed or mutilated Warrant Certificate, in exchange for or in lieu thereof, a new Warrant Certificate of the same tenor and for a like aggregate number of Warrants. Upon the issuance of any new Warrant Certificate under this Article 13, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of the Warrant Agent) in connection therewith. Every new Warrant Certificate executed and delivered pursuant to this Article 13 in lieu of any lost, stolen or destroyed Warrant Certificate shall be entitled to the same benefits of this Agreement equally and proportionately with any and all other Warrant Certificates, whether or not the allegedly lost, stolen or destroyed Warrant Certificate shall be at any time enforceable by anyone. The provisions of this Article 13 are exclusive and shall preclude (to the extent lawful) all other rights or remedies with respect to the replacement of mutilated, lost, stolen or destroyed Warrant Certificates.

                                   ARTICLE 14

                              WARRANT REGISTRATION

         14.1. Registration. The Warrant Certificates shall be issued in registered form only and shall be registered in the names of the record holders of the Warrant Certificates to whom they are to be delivered. The Company shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Warrants and of transfers or exchanges of Warrant Certificates as provided in this Agreement. Such register shall be maintained at the office of the Company or the Warrant Agent located at the respective address therefor as provided in Section 17.1. Such register shall be open for inspection upon notice at all reasonable times by the Warrant Agent and each Holder.

         14.2. Transfer or Exchange. Subject to Section 2.1 hereof, at the option of the holder, Warrant Certificates may be exchanged or transferred for other Warrant Certificates for a like aggregate number of Warrants, upon surrender of the Warrant Certificates to be exchanged at the office of the Company or the Warrant Agent maintained for such purpose at the respective address therefor as provided in Section 17.1, and upon payment of the charges herein provided. Whenever any Warrant Certificates are so surrendered for exchange or transfer, the Company shall execute, and an authorized signatory of the Warrant Agent shall manually countersign and deliver, the Warrant Certificates that the holder making the exchange is entitled to receive.

         14.3. Valid and Enforceable. All Warrant Certificates issued upon any registration of transfer or exchange of Warrant Certificates shall be the valid obligations of the Company, evidencing the same obligations, and entitled to the same benefits under this Agreement, as the Warrant Certificates surrendered for such registration of transfer or exchange.

         14.4. Endorsement. Every Warrant Certificate surrendered for registration of transfer or exchange shall (if so required by the Company or the Warrant Agent) be duly endorsed, or be accompanied by an instrument of transfer substantially in the form attached to the Warrant Certificate and duly executed by the Holder thereof or such Holder's officer or representative duly authorized in writing.

         14.5. No Service Charge. No service charge shall be made for any registration of transfer or exchange of Warrant Certificates.

         14.6. Cancellation. Any Warrant Certificate surrendered for registration of transfer, exchange or the exercise of the Warrants represented thereby shall, if surrendered to the Company, be delivered to the Warrant Agent, and all Warrant Certificates surrendered or so delivered to the Warrant Agent shall be promptly canceled by the Warrant Agent. Any such Warrant Certificate shall not be reissued by the Company and, except as provided in this Article 14 in case of an exchange or transfer, in Article 13 in case of a mutilated Warrant Certificate and in Article 5 in case of the exercise of less than all the Warrants represented thereby, no Warrant Certificate shall be issued hereunder in lieu thereof. The Warrant Agent shall deliver to the Company from time to time or otherwise dispose of such canceled Warrant Certificates in a manner reasonably satisfactory to the Company.

                                   ARTICLE 15

                                 WARRANT AGENT

         15.1. Obligations Binding. The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the terms and conditions set forth in this Article 15. The Company, and the holders of Warrants by their acceptance thereof, shall be bound by all of such terms and conditions.

         15.2. No Liability. The Warrant Agent shall not by countersigning Warrant Certificates or by any other act hereunder be accountable with respect to or be deemed to make any representations as to the validity or authorization of the Warrants or the Warrant Certificates (except as to its countersignature thereon), as to the validity, authorization or value (or kind or amount) of any Units or other property delivered or deliverable upon exercise of any Warrant, or as to the purchase price of such Units, securities or other property. The Warrant Agent shall not (i) be liable for any recital or statement of fact contained herein or in the Warrant Certificates or for any action taken, suffered or omitted by the Warrant Agent in good faith in the belief that any Warrant Certificate or any other document or any signature is genuine or properly authorized, (ii) be responsible for determining whether any facts exist that may require any adjustment of the Exercise Price and/or the number of Units purchasable upon exercise of Warrants, or with respect to the nature or extent of any such adjustments when made, or with respect to the method of adjustment employed, (iii) be responsible for any failure on the part of the Company to issue, transfer or deliver any Units or other property upon the surrender of any Warrant for the purpose of exercise or to comply with any other of the Company's obligations contained in this Agreement or in the Warrant Certificates or (iv) be liable for any act or omission in connection with this Agreement except for its own bad faith, negligence or willful misconduct.

         15.3. Instructions. The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, President, any Vice President, the Secretary, the Treasurer or any Assistant Treasurer of the Company and to apply to any such officer for advice or instructions. The Warrant Agent shall not be liable for any action taken, suffered or omitted by it in good faith in accordance with the instructions of any such officer.

         15.4. Agents. The Warrant Agent may execute and exercise any of the rights and powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys, agents or employees, provided reasonable care has been exercised in the selection and in the continued employment of any such attorney, agent or employee. The Warrant Agent shall not be under any obligation or duty to institute, appear in, or defend any action, suit or legal proceeding in respect hereof, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper. The Warrant Agent shall promptly notify the Company in writing of any claim made or action, suit or proceeding instituted against the Warrant Agent arising out of or in connection with this Agreement.

         15.5. Cooperation. The Company will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further acts, instruments and assurances as may reasonably be required by the Warrant Agent in order to enable the Warrant Agent to carry out or perform its duties under this Agreement.

         15.6. Agent Only. The Warrant Agent shall act solely as agent. The Warrant Agent shall not be liable except for the performance of such duties as are specifically set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Warrant Agent, whose duties and obligations shall be determined solely by the express provisions hereof.

         15.7. Right to Counsel. The Warrant Agent may at any time consult with legal counsel satisfactory to it (who may be legal counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant holder for any action taken, suffered or omitted by the Warrant Agent in good faith in accordance with the opinion or advice of such counsel.

         15.8. Compensation. The Company agrees to pay the Warrant Agent reasonable compensation for its services hereunder and to reimburse the Warrant Agent for its reasonable expenses hereunder; and further agrees to indemnify the Warrant Agent and hold it harmless against any and all liabilities, including, but not limited to, judgments, costs and counsel fees, for anything done, suffered or omitted by the Warrant Agent in the execution of its duties and powers hereunder, except for any such liabilities that arise as a result of the Warrant Agent's bad faith, negligence or willful misconduct.

         15.9. Accounting. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all moneys received by the Warrant Agent on behalf of the Company on the purchase of Units through the exercise of Warrants.

         15.10. No Conflict. The Warrant Agent may contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement, and nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity; provided, however, that the Warrant Agent, in its capacity as Warrant Agent, must refrain from buying, selling or dealing in the Warrants and must refrain from allowing information received by it in its capacity as Warrant Agent and not publicly available to be obtained from it by Fleet

National Bank, other than in its capacity as Warrant Agent, or any stockholder, director, officer or employee of the Warrant Agent and used for purposes of buying, selling or dealing in the Warrants.

         15.11. Resignation; Termination. The Warrant Agent may resign its duties and be discharged from all further duties and liabilities hereunder (except liabilities arising as a result of the Warrant Agent's negligence or willful misconduct), after giving 30 days' prior written notice to the Company. The Company may remove the Warrant Agent upon 30 days written notice, and the Warrant Agent shall thereupon in like manner be discharged from all further duties and liabilities hereunder, except as to liabilities arising as a result of the Warrant Agent's bad faith, negligence or willful misconduct. The Company shall cause to be mailed (by first class mail, postage prepaid) to each registered holder of a Warrant at such holder's last address as shown on the register of the Company, at the Company's expense, a copy of such notice of resignation or notice of removal, as the case may be. Upon such resignation or removal the Company shall promptly appoint in writing a new warrant agent who shall be reasonably acceptable to the Majority Holders. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation by the resigning Warrant Agent or after such removal, then the holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new warrant agent. Pending appointment of a successor to the Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. Any successor warrant agent, whether appointed by the Company or by such a court, shall be a corporation, incorporated under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, be subject to supervision and examination by Federal or State authority, and have a combined stated capital and capital surplus of not less than $50,000,000 as set forth in its most recent published annual report of condition. After acceptance in writing of such appointment by the new warrant agent it shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named herein as the Warrant Agent, without any further assurance, conveyance, act or deed; but if for any reason it shall be necessary or expedient to execute and deliver any further assurance, conveyance, act or deed, the same shall be done at the expense of the Company and shall be legally and validly executed and delivered by the resigning or removed Warrant Agent. Not later than the effective date of any such appointment the Company shall file notice thereof with the resigning or removed Warrant Agent and shall forthwith cause a copy of such notice to be mailed (by first class mail, postage prepaid) to each registered holder of a Warrant at such holder's last address as shown on the register of the Company. Failure to give any notice provided for in this Section 15.11, or any defect in any such notice, shall not affect the legality or validity of the resignation of the Warrant Agent or the appointment of a new warrant agent, as the case may be.

         15.12. Change of Warrant Agent. If at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant

Agent may adopt the countersignature under its prior name and deliver Warrant Certificates so countersigned; and if at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and this Agreement.

         15.13. Successor Warrant Agent. Any corporation into which the Warrant Agent or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Warrant Agent or any new warrant agent shall be a party or any corporation succeeding to all or substantially all the agency business of the Warrant Agent or any new warrant agent shall be a successor Warrant Agent under this Agreement without any further act, provided that such corporation would be eligible for appointment as a new warrant agent under the provisions of Section 15.11 of this Article 15. The Company shall promptly cause notice of the succession as Warrant Agent of any such successor Warrant Agent to be mailed (by first class mail, postage prepaid) to each registered holder of a Warrant at his last address as shown on the register of the Company.
                                   ARTICLE 16

                                 REMEDIES, ETC.

         16.1. Remedies. The Company stipulates that the remedies at law of each holder of a Warrant in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant Agreement are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

         16.2. Warrant Holder Not Deemed a Member. Prior to the exercise of the Warrants represented thereby no holder of a Warrant Certificate, as such, shall be entitled to any rights as a Member of the Company, including, but not limited to, any management rights, the right to vote, the right to share in profits or losses and distributions from the Company, to exercise any preemptive right or to receive any notice of meetings of Members, and no such holder shall be entitled to receive notice of any proceedings of the Company except as provided in this Agreement. Nothing contained in this Agreement shall be construed as imposing any liabilities on such holder to purchase any securities or as a Member of the Company, whether such liabilities are asserted by the Company or by creditors or Members of the Company or otherwise.

         16.3. Right of Action. All rights of action in respect of this Agreement are vested in the registered holders of the Warrants. Any registered holder of any Warrant, without the consent of the Warrant Agent or the registered holder of any other Warrant, may in such holder's own behalf and for such holder's own benefit enforce, and may institute and maintain any suit, action or proceeding against the Company suitable to enforce, or otherwise in respect of, such holder's right to exercise such holder's Warrants in the manner provided in the Warrant Certificate representing such Warrants and the Company's obligations under this Agreement and the Warrants.

                                   ARTICLE 17

                                 MISCELLANEOUS

         17.1. Notices. Any notice, demand or delivery authorized by this Agreement shall be sufficiently given or made if hand delivered, with receipt acknowledged, or sent by first class mail, postage prepaid, addressed to any registered holder of a Warrant at such holder's last known address appearing on the register of the Company, or by telecopy with transmission confirmed, and to the Company or the Warrant Agent as follows:

                 If to the Company, to it at:

                 PSF Holdings, L.L.C.
                 Highway 65 North
                 Princeton, New Jersey 64673
                 Attention:  Chief Financial Officer
                 Telephone: 816-748-4647
                 Facsimile:  816-748-7100


                 If to the Warrant Agent:

                 Fleet National Bank
                 Corporate Trust Operations,
                 CT/MO/0224
                 777 Main Street
                 Hartford, Connecticut  06115
                 Attn:  Reorg. Dept.
                 Telephone: (860) 986-1271
                 Facsimile:  (860) 986-7908

or such other address as shall have been furnished in writing, in accordance with this Section 17.1, to the party giving or making such notice, demand or delivery.

        17.2. Reservation and Authorization of Units; Registration with or Approval of any Governmental Authority. From and after the Original Issue Date, at any time that it is necessary for Units to be reserved for issuance in order for Units to be issuable upon exercise of the Warrants, the Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued Units as will be sufficient to permit the exercise in full of all outstanding Warrants. All such reserved Units, if any, which shall be so issuable, when issued upon exercise of any Warrant and payment therefor in accordance with the terms of such Warrant, shall be duly and validly issued and fully paid and nonassessable. Before taking any action which would result in an adjustment in the number of Units for which each Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public from any public regulatory body or bodies having jurisdictions thereof. If any Units are required to be reserved for issuance upon exercise of Warrants and such reserved Units require registration or qualification with any governmental authority or other governmental approval or filing under any federal or state law before such Units may be so issued, the Company will in good faith and as expeditiously as possible and at its expense endeavor to cause such Units to be duly registered.

         17.3. Governing Law and Consent to Forum. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. THE COMPANY AND THE PARTIES EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND EACH IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PERSON TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION.

         17.4. Benefits of this Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and the Warrant Agent and their respective successors and assigns, and the registered and beneficial holders from time to time of the Warrants and of holders of the Units, where applicable. Nothing in this Agreement is intended or shall be construed to confer upon any other person, any right, remedy or claim under or by reason of this Agreement or any part hereof.

         17.5. Indemnification. In the event that any Holder of Warrants is named as a party in any litigation in which the Company and/or its members are named as defendants, and in which such Holder, as a holder of Warrants, is sought to be held liable as a member of the Company, then the Company agrees to pay such Holders' reasonable expenses in connection with such litigation, including attorneys' fees and costs and disbursements; provided that such obligation of the Company hereunder shall apply solely to the defense of any such claim that the Holder is liable as a member. The Company shall not be required to pay the fees and expenses of more than one counsel for all Holders in any such litigation and, in the event that the Company has retained counsel to defend the members in such litigation, the Company shall have the option to use the same counsel to defend such Holders in the litigation. Any amounts which the Company is obligated to pay under this Section 17.5 shall be recoverable only from the assets of the Company and not from any assets of its members. Notwithstanding anything to the contrary in this Section 17.5, the Company shall not be liable hereunder to the extent that any litigation or expenses resulting from the same are found by final judgment of a court of competent jurisdiction to have resulted from such Holder's gross negligence, bad faith or willful misconduct. In the event of any dispute as to the Company's obligation to pay any legal fees or expenses hereunder, the Company may pay or reimburse attorneys' fees of a Holder as incurred, if such Person executes an undertaking to repay the amount so paid or reimbursed if there is a final determination by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification under this Section 17.5.

         17.6. Agreement of Holders of Warrant Certificates. Every holder of a Warrant Certificate, by accepting the same, covenants and agrees with the Company, the Warrant Agent and with every other holder of a Warrant Certificate that the Warrant Certificates are transferable on the registry books of the Warrant Agent only upon the terms and conditions set forth in this Agreement, and the Company and the Warrant Agent may deem and treat the person in whose name the Warrant Certificate is registered as the absolute owner for all purposes whatsoever and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

         17.7. Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

         17.8. Amendments. This Agreement may not be modified or amended or the provisions hereof waived without the prior written consent of the Company and the holders of Warrants exercisable for 66 2/3% or more of the aggregate number of Units then purchasable upon exercise of all Warrants then outstanding.

         17.9. Severability. Wherever possible, each provision of this Agreement shall be interpreted so as to be effective and consistent with applicable law, but if any provision of this Agreement is determined to be invalid or prohibited by applicable law, the Agreement shall be construed such that, to the extent practicable, so as to give effect to any portion of such provision which is not invalid or so prohibited, and such provision and this Agreement shall remain valid and enforceable except to the extent of such invalidity or prohibition.

         17.10. Headings. The table of contents hereto and the descriptive headings of the several sections hereof are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Warrant Agreement to be duly executed, as of the day and year first above written.

                                        PSF Holdings, L.L.C.



                                        By: /s/ W.R. Patterson
                                            -------------------------
                                            Name:
                                            Title:

                                        Fleet National Bank


                                        By: /s/ Paul D. Allen
                                            -------------------------
                                            Name:  Paul D. Allen
                                            Title: Vice President